EXHIBIT 99.1

Edible Garden Regains Compliance with Nasdaq Continued Listing Requirements

BELVIDERE, NJ, October 10, 2024 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced that it received notice from The Nasdaq Stock Market on October 9, 2024, indicating that Edible Garden had regained compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(1).

Jim Kras, Chief Executive Officer of Edible Garden, commented, "We are pleased to have regained compliance with Nasdaq's continued listing requirements. Maintaining our Nasdaq listing is essential to the Company, as we believe it strengthens both our credibility and visibility. We see this as a critical component of our mission to enhance shareholder value and believe it will strategically position the Company for continued success."

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company’s Kick Sports Nutrition line features premium performance products that cater to today’s health-conscious athletes. Furthermore, Edible Garden offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Pulp products go to https://www.pulpflavors.com/. For more information on Vitamin Whey® products go to https://vitaminwhey.com/. For more information on Edible Garden go to https://ediblegardenag.com/. A copy of the Company’s latest corporate video is also available here.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s the Company’s ability to remain listed on Nasdaq and performance as a public company. The words “believe,” “design,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions, the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com